Exhibit 99.1

APOLLO INVESTMENT CORPORATION

COMPLETES PRIVATE PLACEMENT OF $225 MILLION

OF SENIOR SECURED NOTES

NEW YORK—October 5, 2010—Apollo Investment Corporation (the “Company”) (NASDAQ-GS: AINV) announces that it has issued $225 million of five-year, senior secured notes in a private placement with a fixed interest rate of 6.25% and a maturity date of October 4, 2015 (the “Notes”). Interest on the Notes will be due semi-annually on April 4 and October 4, commencing on April 4, 2011. The Company may prepay the Notes, in whole or in part, at any time at a price equal to 100% of the principal amount being prepaid, plus accrued and unpaid interest and a “make-whole” prepayment premium. The proceeds from the issuance of the Notes will be used to fund new portfolio investments, reduce outstanding borrowings and/or commitments on our revolving credit facility and for general corporate purposes. The Notes, taken together with current revolving commitments, bring the Company’s available debt capacity to $1.8 billion.

“We are pleased to complete our inaugural issue of privately placed Notes,” said Chief Executive Officer James C. Zelter. “The significant size and duration of the Notes complements our recent increase in revolving credit commitments and will support the continued long-term growth of our business”.

“We welcome the increased, long-term support for our business from this new group of strategic investors,” said Patrick Dalton, President and Chief Operating Officer of the Company. “We hope to build upon these new relationships and will seek to add new relationships in the future.”

About Apollo Investment Corporation

Apollo Investment Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment portfolio is principally in middle-market private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured loans and mezzanine loans and equity in furtherance of its business plan. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends”, “will”, “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Contact:

Richard L. Peteka

Apollo Investment Corporation

(212) 515-3488